Exhibit 23.3

 CONSENT OF GOLDER ASSOCIATES INC.

The undersigned, Golder Associates Inc., hereby states as follows:

Golder Associates Inc. assisted with the preparation of the “Feasibility Study Update, NI 43-101 Technical Report, Vista Gold Corp., Paredones Amarillos Gold Project, Baja California Sur, Mexico” dated September 1, 2009, (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to our firm included with such information, as set forth above in the Form 10-K.

	By:	/s/ David Kidd
Name: David Kidd
Title: Principal
Date: September 28, 2012